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                                                        EXHIBIT 12

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                                          Pro Forma      Pro Forma    Six       Six
                                          Six months       Year      months    months
                                             ended         ended     ended     ended             Year ended December 31,
                                           June 30,       31-Dec    June 30,   June 30,   ---------------------------------------
                                             1998          1997       1998      1997      1997     1996     1995     1994    1993
                                             ----          ----       ----      ----      ----     ----     ----     ----    ----
Earnings:
Income (loss) before taxes on income       $ (17.1)      $  11.2    $ (37.7)  $   6.0   $ 26.1   $ 7.9    $(20.0)  $ 10.8  $(58.8)
Minority interest                             (0.1)          0.3       (0.1)      0.2      0.3     0.1       0.1      -       -
Fixed charges                                (25.5)        (50.8)     (16.4)      8.6    (17.0)  (20.4)    (16.9)   (18.2)  (17.1)
                                           -------       -------    -------   -------   ------   -----    ------   ------  ------
Earnings as adjusted (A)                       8.5          61.7      (21.2)     14.4     42.8    28.2      (3.2)    29.0   (41.5)
Fixed charges
 Interest expense net                         21.5          42.8       12.4       4.1      8.5    10.7       8.8     10.0     9.9
 Rents under leases representative
  of an interest factor                        4.0           8.0        4.0       4.1      8.0     8.0       5.9      6.3     5.8
 Interest income                               -             -          -         0.4      0.5     1.7       2.2      1.9     1.4
 Capitalized interest                          0.4           0.9        0.4       0.4      0.9     1.2       1.6      1.0     1.0
                                           -------       -------    -------   -------   ------   -----    ------   ------  ------
Fixed charges as adjusted (B)              $  25.9       $  51.7    $  16.8   $   9.8   $ 17.9   $21.6    $ 18.5   $ 19.2  $ 18.1

Preferred stock dividends                      3.0           9.2        1.5       -        -       -         -        -       -
                                           -------       -------    -------   -------   ------   -----    ------   ------  ------
Fixed charges including preferred
 stock dividends (C)                       $  28.5       $  60.9       18.3      n/a      n/a      n/a      n/a       n/a     n/a

Ratio of earnings to fixed charges
 (A) divided by (B)                            0.3x          1.2x                 1.6x     2.4x    1.3x      -        1.5x    -
 Deficiency of earnings to fixed charges   $  17.4       $   -      $  38.0   $   -     $  -     $ -      $ 21.7   $  -    $ 59.6

Ratio of earnings to combined fixed
 charges and preferred stock
 dividends (A) divided by (C)                  0.3x          1.0                 n/a      n/a      n/a      n/a       n/a     n/a
Deficiency of earnings to combined fixed
 charges and preferred stock               $  20.4       $   -         39.5      n/a      n/a      n/a      n/a       n/a     n/a

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